EXHIBIT 10.5

LETTER AGREEMENT

This Letter Agreement (this “Agreement”) is entered into as of this 3rd day of November, 2014, by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Jennifer D. Whitley (“Employee”).

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement, effective as of May 20, 2013, as amended from time to time (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to agree upon certain matters related to the Employment Agreement, as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.  Capitalized terms used in this Agreement that are not defined herein shall have the meanings ascribed to such terms by the Employment Agreement.

ARTICLE II

Agreements

Section 2.01.  Section 7(c).  The Company and Employee hereby agree that notwithstanding the terms of the Employment Agreement, the payment of any lump sum amount under Section 7(c)(i) of the Employment Agreement shall be made to Employee on Employee’s employment termination date.  The Company and Employee further agree that for purposes of Section 7(c)(i) the reference to “Bonus paid to Employee and/or which Employee was determined by the Compensation Committee to have earned or been entitled to (regardless of whether paid) during the immediately preceding twelve month period ending on the date she experiences a Separation from Service” shall mean and refer to $127,575, regardless of when actually paid, and regardless of whether more than 12 months have elapsed between the time the Compensation Committee determined that Employee had earned or been entitled to said Bonus and the time of Employee’s termination in connection with a Change of Control.

ARTICLE III

Miscellaneous

Section 3.01.  Ratifications. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Employment Agreement. Except as expressly modified and superseded by this Agreement, the Company and Employee

EXHIBIT 10.5

each hereby (a) ratifies and confirms the Employment Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same is the legal, valid and binding obligation of the Company and Employee, enforceable against the Company and Employee in accordance with its terms.

Section 3.02.  Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the fullest extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the fullest extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03.  Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 3.04.  Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Section 3.05. Withholding. All amounts paid pursuant to the Employment Agreement and this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06.  Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07.  Waiver. No term or condition of the Employment Agreement or this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement or the Employment Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08.  Entire Agreement. The Employment Agreement and this Agreement, together, contain the entire understanding between the parties hereto regarding this subject, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in the Employment Agreement or this Agreement.

EXHIBIT 10.5

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EXHIBIT 10.5

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Agreement, and Employee has placed her signature hereon, effective as of the date set forth above.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

By:	/s/ Donald A. Juckett
Name:	Donald A. Juckett
Title:	Chairman of the Board

By:	/s/ William A. Anderson
Name:	William A. Anderson
Title:	Compensation Committee

EMPLOYEE:

/s/ Jennifer D. Whitley
Jennifer D. Whitley